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                                                                     EXHIBIT 5.1

                                             August 24, 2000

Greenstone Roberts Advertising, Inc.
401 Broad Hollow Road
Melville, New York 11747

Ladies and Gentlemen:

         You have requested our opinion with respect to certain matters in connection with the filing by GRAI (the "Company") of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 5,073,950 shares of the Company's common stock, $.01 par value (the "Shares"), pursuant to that certain Agreement and Plan of Merger, dated as of August 23, 2000, between the Company and Kupper Parker Communications, Inc. ("KPCI") (the "Merger Agreement").

         In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that when issued in accordance with the Merger Agreement following requisite approval by the GRAI shareholders, the Shares will be validly issued, fully paid, and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                             Very truly yours,

                                             Forchelli, Curto, Schwartz,
                                                  Mineo, Carlino & Cohn, LLP




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